                                                                   Exhibit 10.15
                             TAX SHARING AGREEMENT,

                            DATED AS OF MAY 17, 2001

                                  BY AND AMONG

                         REUTERS AMERICA HOLDINGS, INC.,

                          INSTINET GROUP INCORPORATED,

                                       AND

                         INSTINET GLOBAL HOLDINGS, INC.



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                                TABLE OF CONTENTS
                                                                                       PAGE
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SECTION 1.      DEFINITIONS .....................................................       2

SECTION 2.      PREPARATION AND FILING OF TAX RETURNS ...........................       8

  2.1   IN GENERAL ...............................................................      8

  2.2   MANNER OF PREPARING AND FILING TAX RETURNS ...............................      8

SECTION 3. PAYMENT OF TAXES TO TAX AUTHORITIES ..................................      10

  3.1   FEDERAL INCOME TAXES .....................................................     10

  3.2   NON-FEDERAL COMBINED TAXES ...............................................     10

  3.3   NON-FEDERAL SEPARATE TAXES ...............................................     10

  3.4   OTHER FEDERAL TAXES ......................................................     10

SECTION 4. ALLOCATION OF TAXES ..................................................      10

  4.1   INSTINET LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES     10

  4.2   INSTINET GROUP FEDERAL INCOME TAX LIABILITY ..............................     10

  4.3   INSTINET GROUP COMBINED TAX LIABILITY ....................................     11

  4.4   COOPERATION ..............................................................     11

  4.5   TAX SHARING INSTALLMENT PAYMENTS .........................................     12

  4.6   TAX SHARING TRUE-UP PAYMENTS .............................................     12

  4.7   REDETERMINATION AMOUNTS ..................................................     13

  4.8   PAYMENT OF TAXES FOR POST-DECONSOLIDATION PERIODS ........................     13

SECTION 5. TAX ATTRIBUTES .......................................................      13

  5.1   ALLOCATION OF TAX ITEMS ..................................................     13

  5.2   POST DECONSOLIDATION .....................................................     14

SECTION 6.   ADDITIONAL OBLIGATIONS ........................................... .      14

  6.1   PROVISION OF INFORMATION AND MUTUAL COOPERATION ..........................     14

  6.2   INDEMNIFICATION ..........................................................     15

  6.3   TAX CONSEQUENCES OF PAYMENTS .............................................     15

  6.4   INTEREST .................................................................     17

SECTION 7. AUDITS ...............................................................      17

  7.1   IN GENERAL ...............................................................     17
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                                TABLE OF CONTENTS
                                  (CONTINUED)
                                                                                      PAGE

  7.2   NOTICE ...................................................................     17

  7.3   PARTICIPATION RIGHTS .....................................................     18

  7.4   SETTLEMENT ...............................................................     19

  7.5   AFFIRMATIVE CLAIMS .......................................................     19

SECTION 8. LIABILITY FOR RESTRUCTURING TAXES AND DECONSOLIDATION TAXES ..........      20

SECTION 9. MISCELLANEOUS .......................................................       21

  9.1   EFFECTIVENESS ............................................................     21

  9.2   NOTICES ..................................................................     21

  9.3   CHANGES IN LAW ...........................................................     21

  9.4   SUCCESSORS AND ASSIGNS ...................................................     21

  9.5   AUTHORIZATION, ETC .......................................................     21

  9.6   COMPLETE AGREEMENT .......................................................     22

  9.7   INTERPRETATION ...........................................................     22

  9.8   GOVERNING LAW ............................................................     22

  9.9   COUNTERPARTS .............................................................     22

 9.10   LEGAL ENFORCEABILITY ................................................ ...      22

 9.11   NO THIRD PARTY BENEFICIARIES ........................................ ...      22

 9.12   JURISDICTION; FORUM ................................................. ....     22

 9.13   AMENDMENT AND MODIFICATION ..............................................      23

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                              TAX SHARING AGREEMENT

         TAX SHARING AGREEMENT (this "Agreement"), dated as of May 17, 2001, by and among Reuters America Holdings, Inc. ("Reuters"), a Delaware corporation, Instinet Group Incorporated, a Delaware corporation, and Instinet Global Holdings, Inc., a Delaware corporation (Instinet Group Incorporated and Instinet Global Holdings, Inc., collectively, "Instinet").

                                    RECITALS

                  WHEREAS, Reuters is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Code (as defined herein) and of consolidated, combined, unitary and other similar groups as defined under similar laws of other jurisdictions;

                  WHEREAS, prior to the Restructuring (as defined herein), certain Instinet Affiliates (as defined herein) were members of such affiliated, consolidated, combined, unitary or other similar groups, and joined in filing Reuters Consolidated Returns and Reuters Combined Returns (as defined herein);

                  WHEREAS, Reuters, Instinet Group LLC, a Delaware limited liability company (the predecessor to Instinet Group Incorporated) and their respective affiliates effected the Restructuring (as defined herein) through a series of transactions;

                  WHEREAS, with respect to tax periods beginning on or after the date of the Restructuring, Instinet and the Instinet Affiliates have not and will not join in filing Reuters Consolidated Returns;

                  WHEREAS, with respect to tax periods beginning on or after the date of the Restructuring, Instinet and the Instinet Affiliates have not and will not join in filing Reuters Combined Returns in most jurisdictions, but may continue to join in the filing of Reuters Combined Returns in some jurisdictions;

                  WHEREAS, Instinet Global Holdings, Inc. became the new parent of a Consolidated Group including the Instinet Affiliates until Instinet Group LLC converted to corporate form (and became Instinet Group Incorporated) at which time Instinet Group Incorporated became the new common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code consisting of Instinet Group Incorporated and its includible affiliates;

                  WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the parties to this Agreement regarding the allocation of Taxes (as defined herein) and other related liabilities and adjustments with respect to Taxes, Audits (as defined herein) and other related Tax matters.
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                  NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         Section 1. DEFINITIONS - As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "AUDIT" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial.

                  "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

                  "COMBINED GROUP" means a group of corporations or other entities that files (i) a Reuters Combined Return or (ii) an Instinet Combined Return.

                  "CONSOLIDATED GROUP" means an affiliated group of corporations within the meaning of Section 1504(a) of the Code.

                  "CONTROLLING PARTY" means with respect to a particular Tax Return, the party entitled to control, contest, and represent the interests of the parties in any Audit relating to a particular Tax Return under Section 7.1 of the Agreement.

                  "DECONSOLIDATION" means with respect to each Tax Return (i) the event pursuant to which Instinet Global Holdings, Inc. and any Instinet Affiliate ceased to be a subsidiary corporation includable in the Reuters Consolidated Return, (ii) the event pursuant to which Instinet Global Holdings Inc. and any Instinet Affiliate ceased to be included in a Reuters Combined Return, (iii) the event pursuant to which Reuters and any Reuters Affiliate ceased to be included in an Instinet Combined Return, (iv) any event (including as a result of transactions contemplated by the Restructuring) pursuant to which Tax Items relating to, or arising from, both the Transferred Business and the Retained Business are no longer included on a Reuters Combined Return or an Instinet Combined Return or (v) any event pursuant to which a Reuters Combined Return or an Instinet Combined Return no longer includes Tax Items or Tax Assets of both Reuters (or any Reuters Affiliate) and Instinet (or any Instinet Affiliate).

                  "DECONSOLIDATION DATE" means with respect to each Tax Return the day on which the Deconsolidation occurred.

                  "DECONSOLIDATION TAX" means any Tax, resulting from the Deconsolidation, taken into account under Section 1.1502-13 or Section 1.1502-19 or any predecessor provision of the Treasury Regulations (or any similar provision under Non-Federal Tax law).



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                  "ESTIMATED TAX INSTALLMENT DATE" means the installments due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15).

                  "FEDERAL INCOME TAX" means any Tax imposed under Subtitle A of the Code or any other provision of United States federal Income Tax law (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto.

                  "FEDERAL TAX" means any Tax imposed under the Code or otherwise under United States federal Tax law.

                  "FINAL DETERMINATION" means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

                  "INCOME TAX" means (a) any Tax based upon, measured by, or calculated with respect to (1) net income or profits (including, without limitation, any capital gains Tax, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (2) multiple bases if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (1) above, or (b) any United States state or local franchise Tax.

                  "INDEMNIFIABLE LOSS DEDUCTION" has the meaning set forth in
Section 6.3(b) of this Agreement.

                  "INDEMNIFIED LOSS" has the meaning set forth in Section 6.3(b) of this Agreement.

                  "INDEMNITEE" has the meaning set forth in Section 6.3(b) of this Agreement.

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                  "INDEMNITOR" has the meaning set forth in Section 6.3(b) of this Agreement.

                  "INDEPENDENT FIRM" has the meaning set forth in Section 4.4(b) of this Agreement.

                  "INTEREST ACCRUAL PERIOD" has the meaning set forth in Section
6.4 of this Agreement.

                  "INSTINET AFFILIATE" means with respect to Instinet, any corporation or other entity that directly, or indirectly through one or more intermediaries, is controlled by, Instinet or any successor thereto. For purposes of this definition, "control" means ownership, directly or indirectly, of more than a fifty percent (50%) interest in such corporation or entity by vote or value.

                  "INSTINET COMBINED RETURN" means any Tax Return with respect to Non-Federal Taxes of Instinet (or any Instinet Affiliate) pursuant to which Tax Items or Tax Assets of Reuters (or any Reuters Affiliate) or Tax Items relating to or arising from both the Transferred Business and the Retained Business, are included on a Tax Return of Instinet (or any Instinet Affiliate).

                  "INSTINET GROUP" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions following the completion of the Restructuring, of which Instinet Global Holdings, Inc. or Instinet Group Incorporated is or was the common parent. Instinet Fixed Income, Inc. shall be treated as if it were a member of the Instinet Group at all times prior to the date of this agreement. Similarly, Reuters C Corp will be treated as if it were a member of the Instinet Group for all periods ending on or prior to July 31, 2001.

                  "INSTINET GROUP COMBINED TAX LIABILITY" means, with respect to any taxable period, the Instinet Group's liability for Non-Federal Combined Taxes as determined under Section 4.3 of this Agreement.

                  "INSTINET GROUP FEDERAL INCOME TAX LIABILITY" means, with respect to any taxable period, the Instinet Group's liability for Federal Income Taxes as determined under Section 4.2 of this Agreement.

                  "INSTINET NON-FEDERAL COMBINED TAX" means any Non-Federal Tax with respect to which an Instinet Combined Return is filed.

                  "INSTINET SEPARATE RETURN" means any Separate Return filed by Instinet or any Instinet Affiliate.

                  "NON-CONTROLLING PARTY" means with respect to a particular Tax Return, the party not entitled to control, contest, and represent the interests of the parties in any Audit relating to any Tax Return under Section 7.1 of the Agreement.

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                  "NON-FEDERAL COMBINED TAX" means any Non-Federal Tax with
respect to which a Reuters Combined Return or Instinet Combined Return is filed.

                  "NON-FEDERAL SEPARATE TAX" means any Non-Federal Tax other than a Reuters Non-Federal Combined Tax or an Instinet Non-Federal Combined Tax.

                  "NON-FEDERAL TAX" means any Tax other than a Federal Tax.

                   "PAYMENT PERIOD" has the meaning set forth in Section 6.4 of this Agreement.

                  "POST-DECONSOLIDATION PERIOD" means any taxable period with respect to a Reuters Consolidated Return, Reuters Combined Return, or Instinet Combined Return as the case may be, beginning after the applicable Deconsolidation Date.

                  "PRE-DECONSOLIDATION PERIOD" means any taxable period with respect to a Reuters Consolidated Return, Reuters Combined Return, or Instinet Combined Return as the case may be, beginning on or before the close of business on the applicable Deconsolidation Date.

                  "PRIVILEGE" means any privilege that may be asserted under applicable law including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

                  "PRO FORMA INSTINET GROUP COMBINED RETURN" means a pro forma Non-Federal Combined Tax return or other schedule prepared pursuant to Section
4.3 of this Agreement.

                  "PRO FORMA INSTINET GROUP CONSOLIDATED RETURN" means a pro forma consolidated Federal Income Tax return or other schedule prepared pursuant to Section 4.2 of this Agreement.

                  "RESTATED TAX SAVING AMOUNT" has the meaning set forth in
Section 6.3(c) of this Agreement.

                  "RESTRUCTURING" means the series of transactions carried out under (i) the Contribution Agreement between Reuters C Corp and Instinet Group LLC, dated September 29, 2000, (ii) the Contribution Agreements between Reuters Holdings Switzerland SA and Instinet Group LLC dated September 29, 2000, (iii) the Asset Contribution Agreement between Instinet Corporation and Instinet Group LLC dated July 31, 2000, and (iv) the Contribution Agreement between Instinet Corporation and Instinet Group LLC dated July 25, 2000.

                  "RESTRUCTURING TAX" means any Tax (net of any current benefit arising from any Tax Asset) resulting from the Restructuring imposed upon Reuters or

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any Reuters Affiliate or Instinet or any Instinet Affiliate; provided that, such term shall not refer to the collateral Tax effects of the Restructuring (including, without limitation, relating to the tax basis of assets comprising the Transferred Business or the amount, if any, of Tax Assets or earnings and profits of Instinet or any Instinet Affiliate following the Restructuring).

                  "RETAINED BUSINESS" means all businesses retained by Reuters or any Reuters Affiliate after the Restructuring.

                  "REUTERS AFFILIATE" means with respect to Reuters, any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Reuters other than Instinet or any Instinet Affiliate. For purposes of this definition, "control" means ownership, directly or indirectly, of more than a fifty percent (50%) interest in such corporation or entity by vote or value.

                  "REUTERS COMBINED RETURN" means any Tax Return with respect to Non-Federal Taxes (i) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Instinet or one or more Instinet Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Reuters or one or more Reuters Affiliates, or (ii) pursuant to which Tax Items or Tax Assets of Instinet (or any Instinet Affiliate) or Tax Items relating to or arising from both the Transferred Business and the Retained Business, are included on a Tax Return of Reuters (or any Reuters Affiliate).

                  "REUTERS CONSOLIDATED GROUP" means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a Reuters Consolidated Return.

                  "REUTERS CONSOLIDATED RETURN" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein Instinet or one or more Instinet Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Reuters or one or more Reuters Affiliates.

                  "REUTERS GROUP" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Reuters is the common parent, and any corporation or other entity which is a member of such group for the relevant taxable period or portion thereof, but excluding any member of the Instinet Group.

                  "REUTERS NON-FEDERAL COMBINED TAX" means any Non-Federal Tax with respect to which a Reuters Combined Return is filed.

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                  "REUTERS SEPARATE RETURN" means any Separate Return filed by
Reuters or any Reuters Affiliate.

                  "SEPARATE RETURN" means any Tax Return with respect to Non-Federal Separate Taxes filed by Reuters, Instinet, or any of their respective Affiliates.

                  "SERVICE" means the Internal Revenue Service or any successor agency or authority.

                  "STRADDLE PERIOD" means any taxable period with respect to a Reuters Consolidated Return, Reuters Combined Return, or Instinet Combined Return as the case may be, beginning on or before the applicable Deconsolidation Date and ending after the applicable Deconsolidation Date.

                  "TAX" means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, premiums, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

                  "TAX ASSET" means any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

                  "TAX AUTHORITY" means a governmental authority in the United States or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body in the United States having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the Service).

                  "TAX DETRIMENT" means an increase in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in all prior periods, is more than it would have been if such Tax liability were determined without regard to such tax item.

                  "TAX ITEM" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

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                  "TAX LAW" means any federal, state, local or foreign law with respect to Taxes, including the Code and Treasury Regulations.

                  "TAX RETURN" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  "TAX SAVING AMOUNT" has the meaning set forth in Section 6.3(b) of this Agreement.

                  "TRANSFERRED BUSINESS" means all assets, businesses, and entities transferred under the control of the Instinet Group as a result of the Restructuring.

                  "TRANSFER TAXES" means all Restructuring Taxes other than Income Taxes that result from the transfer of any entities or assets under Instinet or any Instinet Affiliate for purposes of effectuating the Restructuring.

                  "TREASURY REGULATIONS" means the final, temporary and proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION  2. PREPARATION AND FILING OF TAX RETURNS.

    2.1 IN GENERAL. (a) Reuters shall have the sole and exclusive responsibility for the preparation (except to the extent provided in Section 2.2 of this Agreement) and filing of: all Reuters Consolidated Returns, all Reuters Combined Returns and all Reuters Separate Returns.

        (b) Instinet shall, (subject to Section 2.2 of this Agreement) be responsible for preparing and filing all Instinet Combined Returns and all Instinet Separate Returns.

    2.2 MANNER OF PREPARING AND FILING TAX RETURNS. (a) All Tax Returns filed after the date of this Agreement by Reuters, any Reuters Affiliate, Instinet or any Instinet Affiliate shall be (1) prepared in a manner that is consistent with
Section 5 of this Agreement and the Code, and (2) filed on a timely basis (taking into account applicable extensions) by the party responsible for such filing under Section 2.1 of this Agreement.

        (b) Reuters shall have the exclusive right, in its sole discretion with respect to any Reuters Consolidated Return or Reuters Combined Return to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and

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the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by Reuters, any Reuters Affiliate, Instinet and any Instinet Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Return. To the extent that any Tax Items of Reuters are included on any Instinet Combined Return, Reuters shall also have the right to determine the manner of reporting of such Tax Item.

        (c) Instinet shall have the exclusive right with respect to any Instinet Separate Returns or any Instinet Combined Return (subject to the last sentence of Section 2.2(b) above) to determine (1) the manner in which such Tax Return or Tax Items shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by Instinet and any Instinet Affiliate on such Tax Return or with respect to such Tax Items, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Return or Tax Items; provided that, if Reuters and any Reuters Affiliates together own directly or indirectly fifty percent (50%) or more of the outstanding stock (by vote or value) of Instinet: (i) Reuters shall, by the end of the relevant tax period, designate and notify Instinet of the Instinet Separate Returns that it wishes to review and approve and Instinet shall submit such Tax Returns to Reuters no later than fifteen (15) business days prior to the due date for the filing of such Tax Returns (taking into account applicable extensions) for Reuters review and approval, which approval shall not be unreasonably withheld and (ii) Reuters shall have the right to redetermine the manner of reporting of any Tax Item of Instinet included in such Tax Returns including any of the matters listed in items 1 through 7 of this
Section 2.2(c), if the proposed reporting of such Tax Item would have a meaningful adverse effect with respect to the Taxes of Reuters or any Reuters Affiliate, provided that the revised treatment of such Tax Item could not result in the imposition of penalties on Instinet or any Instinet Affiliate.

        (d) In the event that a Tax Item on a Tax Return described in Section 2.1(a) of this Agreement corresponds to a Tax Item on a Tax Return described in
Section 2.1(b) of this Agreement that is filed after the date of this Agreement, Instinet or the Instinet Affiliate preparing, or causing the preparation of, such Tax Return under Section 2.1(b) of this Agreement shall conform the treatment of such Tax Item in such Tax Return described in Section 2.1(b) of this Agreement to the treatment of such Tax Item in the applicable Tax Return described in Section 2.1(a) of this Agreement, provided that the revised treatment of such Tax Item could not result in the imposition of penalties on Instinet or any Instinet Affiliate and further provided that Reuters and any Reuters Affiliate together own directly or indirectly fifty percent (50%) or more of the outstanding stock (by vote or value) of Instinet.

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(e) Instinet shall provide all reasonable and necessary information to Reuters or its agents in order to facilitate the preparation of the portions of the Reuters Consolidated Returns and Reuters Combined Returns filed after the date of this Agreement by Reuters (including making any related elections) that relate exclusively to Instinet or any Instinet Affiliate or the Transferred Business. Instinet shall submit this information to Reuters at least forty-five
(45) business days (or such shorter period as agreed to by Reuters) prior to the due date for the filing of such Tax Returns (taking into account applicable extensions). Instinet shall bear its pro rata share of the costs associated with the preparation of such Tax Returns.

                  (f) Reuters shall provide all reasonable and necessary information to Instinet or its agents in order to facilitate the preparation of the portions of any Instinet Combined Returns (including making any related elections) that relate exclusively to Reuters or any Reuters Affiliate. Reuters shall submit this information to Instinet at least forty-five (45) business days (or such shorter period as agreed to by Instinet) prior to the due date for the filing of such Tax Returns (taking into account applicable extensions).

SECTION 3.  PAYMENT OF TAXES TO TAX AUTHORITIES.

    3.1 FEDERAL INCOME TAXES. Reuters shall pay (or cause to be paid) to the Service, all Federal Income Taxes with respect to any Reuters Consolidated Return due and payable for all Pre-Deconsolidation Periods.

    3.2 NON-FEDERAL COMBINED TAXES. Reuters shall pay (or cause to be paid) to the appropriate Tax Authorities all Reuters Non-Federal Combined Taxes due and payable for all Pre-Deconsolidation Periods. Instinet shall pay (or cause to be paid) to the appropriate Tax Authorities all Instinet Non-Federal Combined Taxes due and payable for all Pre-Deconsolidation Periods.

    3.3 NON-FEDERAL SEPARATE TAXES. The parties shall each pay (or cause to be paid) to the appropriate Tax Authorities all of their respective Non-Federal Separate Taxes.

    3.4 OTHER FEDERAL TAXES. The parties shall each pay (or cause to be paid) to the appropriate Tax Authorities all of their respective Federal Taxes (excluding Federal Income Taxes for Pre-Deconsolidation Periods which are governed by
Section 3.1 of this Agreement).

SECTION 4. ALLOCATION OF TAXES.

    4.1 INSTINET LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES. For each Pre-Deconsolidation Period, Instinet shall be liable for and shall pay to Reuters an amount equal to the sum of the Instinet Group Federal Income Tax Liability and the Instinet Group Combined Tax Liability for such taxable period.

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

    4.2 INSTINET GROUP FEDERAL INCOME TAX LIABILITY. With respect to each Pre-Deconsolidation Period, the Instinet Group Federal Income Tax Liability for such taxable period shall be the Instinet Group's liability for Federal Income Taxes and any interest, penalties and other additions to such taxes, for such taxable period, as determined on a Pro Forma Instinet Group Consolidated Return prepared:

        (a) on a basis consistent with the preparation of the Reuters Consolidated Return for such period (including whether regular Tax or federal alternative minimum Tax applies with respect to the Reuters Consolidated Return), determined by including only Tax Items of members of the Instinet Group which are included in the Reuters Consolidated Return and by allocating Tax Assets to the Instinet Group to the extent that the Tax Asset was created by a member of the Instinet Group and such Tax Asset was actually utilized on the relevant Reuters Consolidated Return; and

        (b) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period (or portion thereof); provided that, in the event that the federal alternative minimum Tax applies to the Reuters Consolidated Return, the Instinet Group Federal Income Tax Liability shall equal the lesser of (i) the alternative minimum Tax liability with respect to the Reuters Consolidated Return that would result by including only Tax Items and Tax Assets of members of the Instinet Group included in the Reuters Consolidated Return or
(ii) the aggregate Tax liability payable with respect to such Reuters Consolidated Return.

        (c) The Instinet Group Federal Income Tax Liability for a Straddle Period shall be calculated based solely on the portion of such Straddle Period during which Instinet was included in the Reuters Consolidated Group.

    4.3 INSTINET GROUP COMBINED TAX LIABILITY. With respect to any Pre-Deconsolidation Period, the Instinet Group Combined Tax Liability shall be the sum for such taxable period of the Instinet Group's liability for each Non-Federal Combined Tax, as determined on Pro Forma Instinet Group Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 4.2 hereof.

    4.4 COOPERATION.

        (a) Reuters and Instinet shall prepare jointly any Pro Forma Instinet Group Consolidated Returns and Pro Forma Instinet Group Combined Returns. Reuters and Instinet agree to cooperate in good faith in connection with the preparation of such pro forma tax returns and agree to make reasonably available any documents, information or employees in connection therewith.

        (b) The Pro Forma Instinet Group Consolidated Returns and Pro Forma Instinet Group Combined Returns shall be completed no later than sixty (60) business days following the date on which the related Reuters Consolidated Return, Reuters Combined Return or Instinet Combined Return, as the case may be, is filed with the appropriate Tax Authority. In the event there are any disputes relating to the reporting of any Tax Item on the pro forma tax returns, Reuters and Instinet shall in good faith attempt to resolve their disagreement. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Reuters and Instinet shall jointly retain a tax attorney that is a member of a nationally recognized law firm or "big five" accounting firm, which firm is independent of both parties (the "Independent Firm"), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Reuters and Instinet shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Reuters and Instinet.

    4.5 TAX SHARING INSTALLMENT PAYMENTS. (a) FEDERAL INCOME TAXES. Not later than 2 business days prior to each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period, the parties shall, consistent with past practice, determine under the principles of Section 6655 of the Code the estimated amount of the related installment of the Instinet Group Federal Income Tax Liability. Instinet shall pay to Reuters no later than five (5) business days after such Estimated Tax Installment Date the amount thus determined.

        (b) NON-FEDERAL COMBINED TAXES. (1) REUTERS TAX RETURNS. Reuters shall, in connection with any installment payment (payable with respect to any Reuters Combined Return) with respect to Non-Federal Combined Taxes for any Pre-Deconsolidation Period, consistent with past practice, determine the estimated amount of the related installment of the Instinet Group Combined Tax Liability. Within the first ten (10) business days of any month, Reuters may provide Instinet with a written statement setting forth amounts owed by Instinet in connection with any installment payments with respect to Non-Federal Combined Taxes made by Reuters for the immediately preceding month and any other month for which a statement has not previously been provided by Reuters. Instinet shall pay the amounts set forth on any statement within seven (7) business days following the receipt of such statement.

                  (2) INSTINET TAX RETURNS. Instinet shall, in connection with any installment payment (payable with respect to any Instinet Combined Return) with respect to Non-Federal Combined Taxes for any Pre-Deconsolidation Period, consistent with past practice, determine the estimated amount of the related installment of the Instinet Group Combined Tax Liability. Within the first ten
(10) business days of any month, Instinet may provide Reuters with a written statement setting forth amounts owed by Reuters in connection with any installment payments with respect to Non-Federal Combined Taxes made by Instinet for the immediately preceding month and any other month for which a statement has not previously been provided by Instinet. The amount payable by Reuters pursuant to the immediately preceding sentence shall equal the aggregate amount of the installment payment made by Instinet less the estimated amount of the Instinet Group Combined Tax Liability related to such installment as determined in the first sentence of this Section 4.5(b). Reuters shall pay the amounts set forth on any statement within seven (7) business days following the receipt of such statement.

    4.6 TAX SHARING TRUE-UP PAYMENTS. (a) FEDERAL INCOME TAXES. Not later than fifteen (15) business days following the completion of any Pro Forma Instinet Group Consolidated Return, Instinet shall pay to Reuters, or Reuters shall pay to Instinet, as appropriate, an amount equal to the difference, if any, between the Instinet Group Federal Income Tax Liability for the Pre-Deconsolidation Period and the aggregate amount paid by Instinet with respect to such period under Section 4.5(a) of this Agreement.

        (b) NON-FEDERAL COMBINED TAXES. Not later than fifteen (15) business days following the completion of any Pro Forma Instinet Group Combined Return, Instinet shall pay to Reuters, or Reuters shall pay to Instinet, as appropriate, an amount equal to the difference, if any, between the Instinet Group Combined Tax Liability for the Pre-Deconsolidation Period and the amounts paid by Instinet with respect to such period under Sections 4.5(b)(1) and (b)(2) of this Agreement. For purposes of this Section 4.6(b), the amounts paid by Instinet under (i) Section 4.5(b)(1) shall be the amounts paid to Reuters and (ii)
Section 4.5(b)(2) shall be the amounts paid to the relevant Tax Authority less any amounts received from Reuters.

    4.7 REDETERMINATION AMOUNTS. For any Pre-Deconsolidation Period, in the event of (i) a redetermination of any Tax Item as a result of a Final Determination, (ii) the filing of a Tax refund claim, or (iii) the filing of an amended Tax Return pursuant to which Taxes are paid to a Tax Authority or a refund of Taxes is received from a Tax Authority, Reuters and Instinet shall prepare jointly, in accordance with the principles and procedures set forth in this Section 4, Pro Forma Instinet Group Consolidated Returns and Pro Forma Instinet Group Combined Returns, as appropriate, both without regard to the redetermined Tax Item and with regard to the redetermined Tax Item. Instinet shall pay to Reuters the amount by which the Tax liability reflected on the pro forma tax return with regard to the redetermined Tax Item exceeds the Tax liability reflected on the pro forma tax return without regard to the redetermined Tax Item, and Reuters shall pay to Instinet the amount by which the Tax liability reflected on the pro forma tax return without regard to the redetermined Tax Item exceeds the Tax liability reflected on the pro forma tax return with regard to the redetermined Tax Item.

    4.8 PAYMENT OF TAXES FOR POST-DECONSOLIDATION PERIODS. Except as otherwise provided in this Agreement, Reuters shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Post-Deconsolidation Periods for which Reuters has filing responsibility, including under this Agreement. Except as otherwise provided in this Agreement, Instinet shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Post- Deconsolidation Periods for which Instinet has filing responsibility, including under this Agreement. All refunds of Taxes with respect to any Straddle Period shall be allocated to the party generating such refund in accordance with the principles upon which the pro forma amounts of Taxes are allocated to the parties under this Section 4.

SECTION 5.  TAX ATTRIBUTES.

    5.1 ALLOCATION OF TAX ITEMS. All Tax computations for (i) any Pre-Deconsolidation Period ending on the Deconsolidation Date, (ii) the immediately following taxable period of Instinet or any Instinet Affiliate and
(iii) any Straddle Period, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions and, to the extent possible, in a manner consistent with the principles set forth in Section 4.2(a) of this Agreement.

    5.2 POST DECONSOLIDATION. To the extent permitted by applicable law, following the Deconsolidation, the relevant Tax Assets with respect to the Reuters Consolidated Group or Reuters Combined Group, as the case may be, shall be allocated to the corporation or entity that created or generated the Tax Asset.

SECTION 6. ADDITIONAL OBLIGATIONS.

    6.1 PROVISION OF INFORMATION AND MUTUAL COOPERATION. (a) Reuters and Instinet shall, and shall cause their respective affiliates to, (1) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of (i) preparing any Tax Return (or pro forma tax return prepared in accordance with Section 4 hereof) or portion thereof for which the other has responsibility for preparing under this Agreement, (ii) contesting or defending any Audit, and (iii) making any determination or computation necessary or appropriate under this Agreement, (2) make its employees reasonably available to the other to provide explanations of documents and materials and such other information as the other may reasonably request in connection with any of the matters described in subclauses (i), (ii) and (iii) of clause (1) above, (3) reasonably cooperate in connection with any Audit. With respect to any taxable period in which Reuters and any Reuters Affiliates together own directly or indirectly, 50% or more of the outstanding stock (by vote or value) of Instinet, Instinet shall, at Reuters request, provide Reuters with copies of any Instinet Separate Returns and Instinet Combined Returns.

                  (b) Reuters and Instinet shall, and shall cause their respective affiliates to, retain books, records, documentation or other information relating to any Tax Return or Audit, with respect to any taxable period in which Reuters and any Reuters Affiliates together own, directly or indirectly, 50% or more of the outstanding stock (by vote or value) of Instinet, until the later of (i) the expiration of the applicable statute of limitations (after giving effect to any extension, waiver, or mitigation thereof) and (ii) in the event any claim is made under this Agreement or by any Tax Authority for which such information is relevant, until a Final Determination is reached with respect to such claim. Notwithstanding anything to the contrary included in this Agreement, the parties will comply in all respects with the requirements of any applicable record retention agreement with the Service or other Tax Authority.

                  (c) Notwithstanding any other provision of this Agreement, no member of the Reuters Group shall be required to provide Instinet or any Instinet Affiliate access to or copies of (1) any Tax information that relates exclusively to any member of the Reuters Group, (2) any Tax information as to which any member of the Reuters Group is entitled to assert the protection of any Privilege, or (3) any Tax information as to which any member of the Reuters Group is subject to an obligation to maintain the confidentiality of such information. Reuters shall use reasonable efforts to separate any such information from any other information to which Instinet is entitled to access or to which Instinet is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this Section 6.1(c).

                  (d) Notwithstanding any other provision of this Agreement, with respect to Tax information that relates to any taxable period in which Instinet is no longer included in the Reuters Consolidated Group and no Reuters Combined Return or Instinet Combined Return is filed, and during which period Reuters and any Reuters Affiliate together do not own directly or indirectly, 50% or more of the outstanding stock (by vote or value) of Instinet, no member of the Instinet Group shall be required to provide Reuters or any Reuters Affiliate access to or copies of (1) any Tax information that relates exclusively to any member of the Instinet Group (2) any Tax information as to which any member of the Instinet Group is entitled to assert the protection of any Privilege or (3) any Tax information as to which any member of the Instinet Group is subject to an obligation to maintain the confidentiality of such information. Instinet shall use reasonable efforts to separate any such information from any other information to which Reuters is entitled to access or to which Reuters is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this Section 6.1(d).

    6.2 INDEMNIFICATION. FAILURE TO PAY. Reuters and each Reuters Affiliate shall jointly and severally indemnify Instinet, each Instinet Affiliate and their respective directors, officers and employees, and hold them harmless from and against any Tax or any loss, liability, claim, damage or expense (collectively, a "Loss") that is attributable to, or results from the failure of Reuters or any Reuters Affiliate to make any payment required to be made under this Agreement. Instinet and each Instinet Affiliate shall jointly and severally indemnify Reuters, each Reuters Affiliate and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss that is attributable to, or results from, the failure of Instinet or any Instinet Affiliate to make any payment required to be made under this Agreement.

        (a) INACCURATE OR INCOMPLETE INFORMATION. Reuters and each Reuters Affiliate shall jointly and severally indemnify Instinet, each Instinet Affiliate and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss attributable to the negligence of Reuters or any Reuters Affiliate in supplying Instinet or any Instinet Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return or any Audit. Instinet and each Instinet Affiliate shall jointly and severally indemnify Reuters, each Reuters Affiliate and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss attributable to the negligence of Instinet or any Instinet Affiliate in supplying Reuters or any Reuters Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return or any Audit.

    6.3 TAX CONSEQUENCES OF PAYMENTS. (a) TAX CHARACTERIZATION OF PAYMENTS. For all Tax purposes and notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the parties hereto shall treat any payment made pursuant to this Agreement (other than any payment made in satisfaction of an intercompany obligation) as a capital contribution or dividend distribution, as the case may be, immediately prior to the applicable Deconsolidation Date and, accordingly, as not includible in the taxable income of the recipient. If, as a result of a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement is taxable to the Indemnitee (as defined in Section 6.3(b) of this Agreement), the Indemnitor (as defined in Section 6.3(b) of this Agreement) shall pay to the Indemnitee an amount equal to any increase in the Income Taxes of the Indemnitee as a result of receiving the payment from the Indemnitor (grossed up to take into account such payment, if applicable).

        (b) ADJUSTMENTS TO PAYMENTS. Any party that has received a payment ("Indemnitee") under this Agreement from another party ("Indemnitor") with respect to any Losses or Taxes suffered or incurred by the Indemnitee ("Indemnified Loss") shall pay to such Indemnitor an amount equal to any "Tax Saving Amount" realized by the Indemnitee promptly upon its receipt. For purposes of this Section 6.3(b), the Tax Saving Amount shall equal the amount by which the Income Taxes of the Indemnitee or any of its affiliates are reduced (including, without limitation, through the receipt of a refund, credit or otherwise), plus any related interest received from a Tax Authority, as a result of claiming as a deduction or offset on any relevant Tax Return amounts attributable to an Indemnified Loss (the "Indemnifiable Loss Deduction").

        (c) REPORTING OF INDEMNIFIABLE LOSS. In the event that an Indemnitee incurs an Indemnified Loss, such Indemnitee shall claim as a deduction or offset on any relevant Tax Return (including, without limitation, any claim for refund) such Indemnified Loss to the extent such position is supported by "substantial authority" (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than United States federal, state and local Tax Returns. The Indemnitee shall have primary responsibility for the preparation of its Tax Returns and reporting thereon such Indemnifiable Loss Deduction; provided, that the Indemnitee shall consult with, and provide the Indemnitor with a reasonable opportunity to review and comment on the portion of the Indemnitee's Tax Return relating to the Indemnified Loss. If a dispute arises between the Indemnitee and the Indemnitor as to whether there is "substantial authority" (with respect to United States federal, state and local Tax Returns) or similar appropriate authoritative support (with respect to any Tax Return other than United States federal, state and local Tax Returns) for the claiming of an Indemnifiable Loss Deduction, such dispute shall be resolved in accordance with the principles and procedures set forth in Section 4.4(b) of this Agreement. Both Reuters and Instinet shall act in good faith to coordinate their Tax Return filing positions with respect to the taxable periods that include an Indemnifiable Loss Deduction. There shall be an adjustment to any Tax Saving Amount calculated under Section 6.3(b) hereof in the event of an Audit which results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction reported on any relevant Tax Return of the Indemnitee. The Indemnitee shall promptly inform the Indemnifying Party of any such Audit and shall attempt in good faith to sustain the Indemnifiable Loss Deduction at issue in the Audit. Upon receiving a written notice of a Final Determination in respect of an Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Indemnifiable Loss Deduction under Section 6.3(b) hereof, taking into account the Final Determination (the "Restated Tax Saving Amount"). If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall promptly pay the Indemnitor an amount equal to the difference between such amounts. If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnitor shall promptly pay the Indemnitee an amount equal to the difference between such amounts.

    6.4 INTEREST. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within fifteen (15) business days after demand for payment is made (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment (the "Interest Accrual Period") at a per annum rate equal to the long-term applicable federal rate ("AFR") in effect on the last day of such Payment Period, plus 200 basis points. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

SECTION 7. AUDITS.

    7.1 IN GENERAL. (a) Reuters shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Reuters, any Reuters Affiliate, Instinet or any Instinet Affiliate in any Audit relating to any Reuters Consolidated Return, any Reuters Combined Return, or any Reuters Separate Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.

        (b) Instinet shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Instinet or any Instinet Affiliate in any Audit relating to any Instinet Separate Return or any Instinet Combined Return and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided that, so long as Reuters and any Reuters Affiliates together own fifty percent (50%) or more of the outstanding stock (by vote or value) of Instinet, Instinet or the relevant Instinet Affiliate shall keep Reuters apprised of any significant contact with the relevant Tax Authority and, at the request of Reuters, provide copies of any notices, correspondence or documents provided to or received from the relevant Tax Authority. All positions taken by Instinet in such Audit shall be consistent with the position reported on the relevant Instinet Tax Return; provided that, if Instinet wishes to take any position contrary to the position previously taken on such Tax Return, Instinet shall immediately notify Reuters of such change in position and if such position would have a meaningful adverse effect on Reuters, then Reuters shall have the right to require Instinet to follow its prior reporting position or any other position in connection with such Audit.

        (c) Reuters' and Instinet's rights shall extend to any matter pertaining to the management and control of an Audit, including, without limitation, execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

    7.2 NOTICE. If after the date of this Agreement, Reuters (or any Reuters Affiliate) or Instinet (or any Instinet Affiliate) receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which the other party is responsible under this Agreement, then the party receiving such notice shall provide a copy of such notice to such other party within ten (10) days of receipt thereof.

    7.3 PARTICIPATION RIGHTS. (a) If a Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in Taxes for which the Non-Controlling Party is responsible under this Agreement, then the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all material actions taken or proposed to be taken by the Controlling Party in connection with such deficiency, claim or adjustment.

        (b) in the case of an Audit with respect to a Tax Item for which the Non-Controlling Party would be primarily responsible under this Agreement, the Controlling Party shall, if it is reasonably satisfied that it will not adversely affect the Controlling Party:

                  (i) in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment (1) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide the Non-Controlling Party with a draft copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment, (2) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority, the Non-Controlling Party's acceptable comments and changes on such draft copy of such correspondence or filing, and (3) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment; and

                  (ii) provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to such deficiency, claim or adjustment.

         (c) If the Controlling Party is reasonably satisfied that it will not adversely affect the Controlling Party:

                 (i) the Controlling Party shall accept any reasonable suggestions made by the Non-Controlling Party with respect to the resolution or settlement of, or agreement to, any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Audit with respect to a Tax Item for which the Non-Controlling Party would be primarily responsible under this Agreement; and

                 (ii) the Controlling Party shall accept any reasonable request of the Non-Controlling Party to contest or continue to contest any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Audit with respect to any Tax Item for which the Non-Controlling Party would be primarily responsible under this Agreement provided that (A) the Non-Controlling Party shall have agreed to pay, and shall be currently paying, all reasonable out of pockets costs and expenses incurred by the Controlling Party to contest such deficiency, claim or assessment including reasonable outside attorney's, accountant's and investigatory fees and disbursements, (B) the Non-Controlling Party agrees to make provision satisfactory to the Controlling Party for the proposed deficiency, and (C) the Non-Controlling Party agrees to indemnify the Controlling Party for any increased Tax liability that may result from the continued contest of such Tax Item.

         (d) At the Controlling Party's reasonable request (or upon the Controlling Party's consent to a request by the Non-Controlling Party, which consent shall not be unreasonably withheld), the Non-Controlling Party shall assume responsibility for (1) presenting the merits with respect to (A) any deficiency, claim or adjustment that, if sustained, would result in Taxes for which the Non-Controlling Party is responsible under this Agreement, or (B) subject to Section 7.5 of this Agreement, any affirmative claim relating to a Tax Item of the Non-Controlling Party, or (2) resolving, settling or agreeing to any such deficiency, claim or adjustment with the express consent of the Controlling Party. Any such request (or consent) by the Controlling Party shall be subject to the Non-Controlling Party's continued compliance with the conditions of Section 7.4 of this Agreement and to such other conditions as the Controlling Party reasonably determines to be appropriate to preserve the Controlling Party's rights described in Section 7.1(a) or (b) of this Agreement.

    7.4 SETTLEMENT. The Controlling Party may resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any Audit of any Tax Return that it controls under Section 7.1 of this Agreement without the Non-Controlling Party's consent unless:

                  (i) such resolution, settlement or agreement relates to (A) Tax Items that in the aggregate exceed two hundred and fifty thousand dollars ($250,000) for which the Non-Controlling Party could be liable, and,

                  (iii) the Non-Controlling Party delivers to the Controlling Party, within thirty (30) days of a reasonable request by the Controlling Party, a written opinion of nationally recognized tax counsel, to the effect that the Non-Controlling Party's position with respect to such deficiency, claim or adjustment would more likely than not prevail upon appeal in a manner favorable to the Non-Controlling Party.

    7.5 AFFIRMATIVE CLAIMS. (a) IN GENERAL. Subject to the principles of Sections 7.3 and 7.4 of this Agreement, Reuters shall assert any affirmative claim (including, without limitation, by filing an amended return or claim for refund) relating to a Tax Item of a member of the Instinet Group to the relevant Tax Authority provided that (1) Instinet agrees in advance to provide full compensation to Reuters for any cost or detriment, including any additional Tax liability resulting from the filing of such amended return or claim for refund, to Reuters or a Reuters Affiliate that would result from successfully asserting such claim, and (2) Instinet reasonably requests that such claim be asserted within the applicable time period set forth in Section 7.5(b) or 7.5(c) of this Agreement. Reuters may, in its sole discretion, assert any affirmative claim that does not satisfy the foregoing conditions or that it is not described in
Section 7.5(b) or 7.5(c) of this Agreement. Subject to the principles of Sections 7.3 and 7.4 of this Agreement, Instinet shall assert any affirmative claim (including, without limitation, by filing an amended return or claim for refund) relating to a Tax Item of a member of the Reuters Group to the relevant Tax Authority provided that (1) Reuters agrees in advance to provide full compensation to Instinet for any cost or detriment, including any additional Tax liability resulting from the filing of such amended return or claim for refund, to Instinet or an Instinet Affiliate that would result from successfully asserting such claim, and (2) Reuters reasonably requests that such claim be asserted within the applicable time period set forth in Section 7.5(d) of this Agreement. Instinet may, in its sole discretion, assert any affirmative claim that does not satisfy the foregoing conditions or that it is not described in
Section 7.5(d) of this Agreement.

         (b) REUTERS CONSOLIDATED RETURNS. Instinet shall request that Reuters assert any affirmative claims relating to a Tax Item of a member of the Instinet Group for a Reuters Consolidated Return no later than the date that is one hundred eighty (180) days after the date on which Reuters delivers written notice to Instinet that an examination of the Reuters Consolidated Return for the applicable year is to begin.

         (c) REUTERS COMBINED RETURNS. Instinet shall request that Reuters assert any affirmative claims relating to a Tax Item of a member of the Instinet Group for a Pre-Deconsolidation Period for which a Reuters Combined Return has been filed no later than the date that is one hundred eighty (180) days (but subject to applicable time constraints imposed by the Tax Authority) after the date on which Reuters delivers written notice to Instinet that an examination of the Reuters Combined Return for the applicable Pre-Deconsolidation Period has begun or is to begin.

         (d) INSTINET COMBINED RETURNS. Reuters shall request that Instinet assert any affirmative claims relating to a Tax Item of a member of the Reuters Group for a Pre-Deconsolidation Period for which an Instinet Combined Return has been filed no later than the date that is one hundred eighty (180) days (but subject to applicable time constraints imposed by the Tax Authority) after the date on which Instinet delivers written notice to Reuters that an examination of the Instinet Combined Return for the applicable Pre-Deconsolidation Period has begun or is to begin.

    SECTION 8. LIABILITY FOR RESTRUCTURING TAXES AND DECONSOLIDATION TAXES. Notwithstanding any other provision of this Agreement Instinet shall be responsible for the payment of and shall indemnify and hold Reuters harmless from and against any Restructuring Taxes or Deconsolidation Taxes in the nature of Transfer Taxes, and Reuters shall be responsible for the payment of, and shall indemnify and hold Instinet harmless from and against, any Restructuring Taxes or Deconsolidation Taxes in the nature of Income Taxes imposed upon Reuters.

SECTION 9. MISCELLANEOUS.

    9.1 EFFECTIVENESS. This Agreement shall become effective upon execution by both parties hereto.

    9.2 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below; provided, telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service; provided, receipt of delivery has been confirmed, or (iv) on the fifth day after mailing; provided, receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

                  If to Reuters or any Reuters Affiliate, to:

                  Vice President, Tax
                  Reuters America Holdings LLC
                  3 Times Square
                  New York, NY 10036

                  If to Instinet or any Instinet Affiliate to:

                  Vice President, Taxes
                  Instinet Group Incorporated
                  850 Third Avenue
                  New York, New York 10022

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                  Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

    9.3 CHANGES IN LAW. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

    9.4 SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

    9.5 AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

    9.6 COMPLETE AGREEMENT. This Agreement shall constitute the entire agreement between Reuters or any Reuters Affiliate and Instinet or any Instinet Affiliate with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Unless the context indicates otherwise, any reference to Instinet in this Agreement shall refer to Instinet and the Instinet Affiliates and any reference to Reuters in this Agreement shall refer to Reuters and the Reuters Affiliates.

    9.7 INTERPRETATION. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

    9.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

    9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

    9.10 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    9.11 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of Reuters, the Reuters Affiliates, Instinet and the Instinet Affiliates, and is not intended to confer upon any other person any rights or remedies hereunder.

    9.12 JURISDICTION; FORUM.

         (a) By the execution and delivery of this Agreement, Reuters and Instinet submit and agree to cause the Reuters Affiliates and Instinet Affiliates, respectively, to submit to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement.

         (b) To the extent that Reuters, Instinet, any Reuters Affiliate or any Instinet Affiliate has or hereafter may acquire any immunity from jurisdiction of any New York court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Reuters or Instinet, as the case may be, hereby irrevocably waives, and agrees to cause the Reuters Affiliates and the Instinet Affiliates, respectively, to waive such immunity in respect of its obligations with respect to this Agreement.

         (c) The parties hereto agree that an appropriate and convenient, non-exclusive forum for any disputes between any of the parties hereto or the Reuters Affiliates and the Instinet Affiliates arising out of this Agreement shall be in any state or federal court in the State of New York.

    9.13 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                     REUTERS AMERICA HOLDINGS, INC.

                                     By:  /s/  Douglas F. Curtis
                                        --------------------------------------
                                     Name:  Douglas F. Curtis
                                     Title:    Director

                                     INSTINET GROUP INCORPORATED

                                     By:  /s/ Paul A. Merolla
                                        --------------------------------------
                                     Name:  Paul A. Merolla
                                     Title:    Secretary and General Counsel

                                     INSTINET GLOBAL HOLDINGS, INC.

                                     By:  /s/  Michael Clancy
                                        --------------------------------------
                                     Name:  Michael Clancy
                                     Title:    SVP - Finance





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